August 8, 2005



Mr. Robert W. Peshek
Senior Vice President and Chief Financial Officer
Belden & Blake Corporation
5200 Stoneham Road
North Canton, Ohio 44720

	Re:	Belden & Blake Corporation
		10-K/A for the fiscal year ended December 31, 2004
		File No. 0-20100

Dear Mr. Peshek:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      Sincerely,



								April Sifford
								Branch Chief

cc: 	Mr. Ryan Milne






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